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                                                                   EXHIBIT 99.1


[AMERICAN HOMEPATIENT LOGO] AMERICAN HOMEPATIENT


                                                                   NEWS RELEASE


Contacts:  Joseph F. Furlong             or                Marilyn O'Hara
           President and CEO                               Executive VP and CFO
           (615) 221-8884                                  (615) 221-8884


                                PRIMARY CONTACT


FOR IMMEDIATE RELEASE


                           AMERICAN HOMEPATIENT, INC.
                     EMERGES FROM BANKRUPTCY UNDER APPROVED
                              REORGANIZATION PLAN

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BRENTWOOD, Tenn. (July 1, 2003) - American HomePatient, Inc. (OTCBB: AHOM)
announced that it has successfully emerged from bankruptcy protection effective today, pursuant to the previously announced order by the U.S. Bankruptcy Court for the Middle District of Tennessee confirming the Company's plan of reorganization under Chapter 11 of the United States Bankruptcy Code.

The Bankruptcy Court rejected a motion from the Company's secured lenders requesting a stay of the ruling pending an appeal by the secured lenders. The secured lenders then requested a stay of the ruling from the United States District Court for the Middle District of Tennessee, which also rejected the request yesterday. The secured lenders have appealed the Court's order confirming the plan.

As previously announced, the confirmed plan allows the Company to continue its business


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operations uninterrupted, led by its current management team, and accomplishes the Company's primary goal of restructuring its long term debt obligations to its secured lenders. In addition, the confirmed plan provides that the Company's shareholders retain their equity interest in the Company, and all of the Company's creditors and vendors will be paid 100% of all amounts they are owed, either immediately or over time with interest.

In other news, AHP also today announced that it has received notice from NASDAQ that its common stock has resumed trading on the Over the Counter Bulletin Board (OTCBB).

The Company's common stock had temporarily traded on the National Quotation Service Bureau (NQS), commonly known as the Pink Sheets. Trading of the Company's common stock on the OTCBB will be conducted under its current symbol, AHOM.

Founded in 1983, American HomePatient, Inc. is one of the nation's largest home health care providers with 287 centers in 35 states. Its product and service offerings include respiratory services, infusion therapy, parenteral and enteral nutrition, and medical equipment for patients in their home. Additional information about the Company is available at www.ahom.com.

Certain statements made in the press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including without limitation, risks and uncertainties regarding an appeal of the confirmed plan from the Company's Chapter 11 proceedings, as well as the operation of the Company following such proceedings. These risks and uncertainties are in addition to other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.


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